Exhibit 99.1

Press Release February 15, 2011
Holly Energy Partners, L.P. Reports Fourth Quarter and Year End Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the fourth quarter of 2010. For the quarter, distributable cash flow was $24.3 million, up $3.7 million, or 18% compared to fourth quarter of 2009. For the year ended December 31, 2010, distributable cash flow was $91.1 million, up $18.8 million or 26% compared to the same period of 2009. Based on these results, HEP announced its 25th consecutive distribution increase on January 26, 2011, raising the quarterly distribution from $0.835 to $0.845, representing a 5% increase over the distribution for the fourth quarter of 2009.
For the quarter, income from continuing operations was $18.5 million ($0.68 per basic and diluted limited partner unit) compared to $12 million ($0.47 per basic and diluted limited partner unit) for the fourth quarter of 2009. Net income was $18.5 million ($0.68 per basic and diluted limited partner unit) versus $27.6 million ($1.22 per basic and diluted limited partner unit) for the fourth quarter of 2009, which included Rio Grande Pipeline Company’s operating results and a gain on sale of $14.5 million, presented as discontinued operations. Excluding discontinued operations, the increase in overall earnings is due principally to contributions from our December 2009 and March 2010 asset acquisitions, higher shipment volumes and an increase in deferred revenue realized, partially offset by increased interest costs.
For the year, income from continuing operations was $58.9 million ($2.12 per basic and diluted limited partner unit) compared to $46.2 million ($2.12 per basic and diluted limited partner unit) for 2009. Net income was $58.9 million ($2.12 per basic and diluted limited partner unit) versus $66 million ($3.18 per basic and diluted limited partner unit) for the year ended December 31, 2009, which included discontinued operations.
Commenting on the fourth quarter of 2010, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “The fourth quarter generated solid financial results, extending our track record of producing consistent levels of distributable cash flow and EBITDA. For the quarter, increased distributable cash flow over the same period of 2009 allowed us to declare our 25th consecutive distribution increase. EBITDA (reaching a new quarterly high) was $35.7 million, an increase of $9.8 million or 38% over last year’s fourth quarter, and for the full year period, was $123.8 million, an increase of $23.1 million or 23% over 2009, reflecting earnings contributions from our 2009 and March 2010 asset acquisitions. Furthermore, overall shipping levels on our pipeline systems reached an all time high. We are extremely pleased with these operating results.”
“Currently, we are on track to complete the interconnect pipeline project at Holly’s Tulsa refinery in the spring and are finalizing terms to provide throughput services under a long-term service agreement with Holly. Looking forward, we will continue to explore other opportunities to provide further growth in our distributable cash flow, asset base and geographic footprint,” Clifton said.
Fourth Quarter 2010 Revenue Highlights
Total revenues from continuing operations for the quarter were $49.4 million, a $10.9 million increase compared to the fourth quarter of 2009. This was due to revenues attributable to our December 2009 and March 2010 asset acquisitions, increased pipeline shipments and a $0.8 million increase in previously deferred revenue realized. Overall pipeline shipments increased 9% over the fourth quarter of 2009, reflecting a 7% and 26% increase in affiliate and third-party pipeline shipments, respectively.
•
Revenues from our refined product pipelines were $21.4 million, an increase of $2.6 million, on shipments averaging 147.1 thousand barrels per day (“mbpd”) compared to 133.4 mbpd for the fourth quarter of 2009. This includes a $0.6 million increase in previously deferred revenue realized.

•
Revenues from our intermediate pipelines were $5.3 million, an increase of $0.4 million, on shipments averaging 88.5 mbpd compared to 85.5 mbpd for the fourth quarter of 2009. This includes a $0.2 million increase in previously deferred revenue realized.

•
Revenues from our crude pipelines were $10 million, an increase of $2 million. This is primarily due to a $1.5 million year-over-year increase in revenues attributable to our Roadrunner Pipeline agreement beginning in December 2009. Volumes shipped on our crude pipelines averaged 156 mbpd compared to 140 mbpd for the fourth quarter of 2009.

•
Revenues from terminal, tankage and loading rack fees were $12.6 million, an increase of $6 million compared to the fourth quarter of 2009. This includes a $5.7 million year-over-year increase in revenues attributable to volumes transferred and stored at our Tulsa storage and rack facilities.

Revenues from continuing operations for the three months ended December 31, 2010 include the recognition of $2.7 million of prior shortfalls billed to shippers in 2009, as they did not meet their minimum volume commitments in any of the subsequent four quarters. As of December 31, 2010, deferred revenue in our consolidated balance sheet was $10.4 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the next four quarters.
Full Year 2010 Revenue Highlights
Total revenues from continuing operations for the year were $182.1 million, a $35.5 million increase compared to 2009. This was due to our recent asset acquisitions and higher tariffs on affiliate shipments, partially offset by a $7.3 million decrease in previously deferred revenue realized. For 2010, overall pipeline shipments were up 7%, reflecting increased affiliate volumes attributable to Holly Corporation’s (“Holly”) first quarter of 2009 Navajo refinery expansion, including volumes shipped on our new 16” intermediate and Beeson pipelines, partially offset by a decrease in third-party shipments. Additionally, prior year affiliate shipments reflect lower first quarter volumes as a result of production downtime during a major maintenance turnaround of the Navajo refinery during the first quarter of 2009.
•
Revenues from our refined product pipelines were $76.4 million, a decrease of $4.7 million. This is primarily due to an $8.5 million decrease in previously deferred revenue realized that was partially offset by an overall increase refined product pipeline shipments. Volumes shipped on our refined product pipelines averaged 135 mbpd compared to 131.7 mbpd for year ended December 31, 2009, reflecting an increase in affiliate shipments, partially offset by a decline in third-party shipments.

•
Revenues from our intermediate pipelines were $21 million, an increase of $4.6 million, on shipments averaging 84.3 mbpd compared to 69.8 mbpd for the year ended December 31, 2009. This increase includes revenues attributable to volumes shipped on our 16-inch intermediate pipeline and a $1.2 million increase in previously deferred revenue realized.

•
Revenues from our crude pipelines were $38.9 million, an increase of $9.7 million. This is primarily due to a $8.4 million year-over-year increase in revenues attributable to our Roadrunner Pipeline agreement. Volumes shipped on our crude pipelines averaged 144 mbpd compared to 137.2 mbpd for the year ended December 31, 2009.

•
Revenues from terminal, tankage and loading rack fees were $45.7 million, an increase of $25.9 million compared to the year ended December 31, 2009. This includes a $24.7 million year-over-year increase in revenues attributable to volumes transferred and stored at our Tulsa storage and rack facilities.

Our revenues from continuing operations for the year ended December 31, 2010 include the recognition of $8.4 million of prior shortfalls billed to shippers in 2009, as they did not meet their minimum volume commitments in any of the subsequent four quarters.

Cost and Expense Highlights
Operating costs and expenses were $23.1 million and $91.3 million for the three months and year ended December 31, 2010, respectively, representing increases of $1.1 million and $13 million compared to the same periods of 2009. These increases were due to costs attributable to our recent asset acquisitions, higher year-to-date throughput volumes on our heritage pipelines, early 2010 transaction related expenses, and higher depreciation, maintenance and payroll expense.
Additionally, interest expense was $8.5 million and $34 million for the three months and year ended December 31, 2010, respectively, representing increases of $3.2 million and $12.5 million compared to the same periods of 2009. These increases reflect interest on our 8.25% senior notes issued in March 2010 and costs of $1.1 million from a partial settlement of an interest rate swap in the second quarter of 2010.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=76110.
An audio archive of this webcast will be available using the above noted link through February 28, 2011.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and a 125,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 34% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;
•	the economic viability of Holly Corporation, Alon USA, Inc. and our other customers;
•	the demand for refined petroleum products in markets we serve;
•	our ability to successfully purchase and integrate additional operations in the future;
•	our ability to complete previously announced or contemplated acquisitions;
•	the availability and cost of additional debt and equity financing;
•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;
•	the effects of current and future government regulations and policies;
•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;
•	general economic conditions; and
•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2010 and 2009.

	Three Months Ended
	December 31,		Change from
	2010	2009	2009
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$12,595	$12,020	$575
Affiliates — intermediate pipelines	5,325	4,924	401
Affiliates — crude pipelines	10,025	8,051	1,974

	27,945	24,995	2,950
Third parties — refined product pipelines	8,818	6,805	2,013

	36,763	31,800	4,963
Terminals and loading racks:
Affiliates	10,442	4,654	5,788
Third parties	2,164	1,971	193

	12,606	6,625	5,981

Total revenues	49,369	38,425	10,944
Operating costs and expenses:
Operations	12,760	11,927	833
Depreciation and amortization	8,644	7,505	1,139
General and administrative	1,735	2,607	(872)

	23,139	22,039	1,100

Operating income	26,230	16,386	9,844

Equity in earnings of SLC Pipeline	798	610	188
Interest income	1	1	—
Interest expense, including amortization	(8,491)	(5,276)	(3,215)
Other income	15	2	13

	(7,677)	(4,663)	(3,014)

Income from continuing operations before income taxes	18,553	11,723	6,830

State income tax	(80)	246	(326)

Income from continuing operations	18,473	11,969	6,504
Discontinued operations(1)
Income from discontinued operations, net of noncontrolling interest of $388	—	1,196	(1,196)
Gain on sale of interest in Rio Grande	—	14,479	(14,479)

Income from discontinued operations	—	15,675	(15,675)

Net income	18,473	27,644	(9,171)
Less general partner interest in net income, including incentive distributions(2)	3,425	2,784	641

Limited partners’ interest in net income	$15,048	$24,860	$(9,812)

Limited partners’ earnings per unit — basic and diluted:(2)
Income from continuing operations	$0.68	$0.47	$0.21
Income from discontinued operations	—	0.75	(0.75)

Net income	$0.68	$1.22	$(0.54)

Weighted average limited partners’ units outstanding	22,079	20,434	1,645

EBITDA(3)	$35,687	$25,876	$9,811

Distributable cash flow(4)	$24,254	$20,536	$3,718

Volumes from continuing operations (bpd)(1)

Pipelines:
Affiliates — refined product pipelines	99,301	95,455	3,846
Affiliates — intermediate pipelines	88,530	85,519	3,011
Affiliates — crude pipelines	156,048	140,000	16,048

	343,879	320,974	22,905
Third parties — refined product pipelines	47,775	37,958	9,817

	391,654	358,932	32,722
Terminals and loading racks:
Affiliates	181,745	136,576	45,169
Third parties	41,772	40,228	1,544

	223,517	176,804	46,713

Total for pipelines and terminal assets (bpd)	615,171	535,736	79,435

	Years Ended
	December 31,		Change from
	2010	2009	2009
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$48,482	$43,206	$5,276
Affiliates — intermediate pipelines	20,998	16,362	4,636
Affiliates — crude pipelines	38,932	29,266	9,666

	108,412	88,834	19,578
Third parties — refined product pipelines	27,954	37,930	(9,976)

	136,366	126,764	9,602
Terminals and loading racks:
Affiliates	37,964	12,561	25,403
Third parties	7,767	7,236	531

	45,731	19,797	25,934

Total revenues	182,097	146,561	35,536
Operating costs and expenses:
Operations	52,947	44,003	8,944
Depreciation and amortization	30,682	26,714	3,968
General and administrative	7,719	7,586	133

	91,348	78,303	13,045

Operating income	90,749	68,258	22,491

Equity in earnings of SLC Pipeline	2,393	1,919	474
Interest income	7	11	(4)
Interest expense, including amortization	(34,001)	(21,501)	(12,500)
Other income	17	67	(50)
SLC Pipeline acquisition costs	—	(2,500)	2,500

	(31,584)	(22,004)	(9,580)

Income from continuing operations before income taxes	59,165	46,254	12,911
State income tax	(296)	(20)	(276)

Income from continuing operations	58,869	46,234	12,635
Discontinued operations(1)
Income from discontinued operations, net of noncontrolling interest of $1,579	—	5,301	(5,301)
Gain on sale of interest in Rio Grande	—	14,479	(14,479)

Income from discontinued operations	—	19,780	(19,780)

Net income	58,869	66,014	(7,145)
Less general partner interest in net income, including incentive distributions(2)	12,152	7,947	4,205

Limited partners’ interest in net income	$46,717	$58,067	$(11,350)

Limited partners’ earnings per unit — basic and diluted:(2)
Income from continuing operations	$2.12	$2.12	$—
Income from discontinued operations	—	1.06	(1.06)

Net income	$2.12	$3.18	$(1.06)

Weighted average limited partners’ units outstanding	22,079	18,268	3,811

EBITDA(3)	$123,841	$100,707	$23,134

Distributable cash flow(4)	$91,054	$72,213	$18,841

Volumes from continuing operations (bpd)(1)

Pipelines:
Affiliates — refined product pipelines	96,094	88,001	8,093
Affiliates — intermediate pipelines	84,277	69,794	14,483
Affiliates — crude pipelines	144,011	137,244	6,767

	324,382	295,039	29,343
Third parties — refined product pipelines	38,910	43,709	(4,799)

	363,292	338,748	24,544
Terminals and loading racks:
Affiliates	178,903	114,431	64,472
Third parties	39,568	42,206	(2,638)

	218,471	156,637	61,834

Total for pipelines and terminal assets (bpd)	581,763	495,385	86,378

(1)
On December 1, 2009, we sold our 70% interest in Rio Grande. Results of operations of Rio Grande are presented in discontinued operations. Pipeline volume information excludes volumes attributable to Rio Grande.

(2)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. For the three months and year ended December 31, 2010, general partner incentive distributions were $3.1 million and $11.2 million, respectively, and were $2.3 million and $6.7 million for the respective periods of 2009. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(3)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements, with the exception of EBITDA from discontinued operations. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Income from continuing operations	$18,473	$11,969	$58,869	$46,234

Add (subtract):
Interest expense	8,223	5,224	30,453	20,620
Amortization of discount and deferred debt issuance costs	268	177	1,008	706
Increase (decrease) in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	(125)	2,540	175
Interest income	(1)	(1)	(7)	(11)
State income tax	80	(246)	296	20
Depreciation and amortization	8,644	7,505	30,682	26,714
EBITDA from discontinued operations (excludes gain on sale of Rio Grande)	—	1,373	—	6,249

EBITDA	$35,687	$25,876	$123,841	$100,707

(4)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline, maintenance capital expenditures and distributable cash flow from discontinued operations. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Income from continuing operations	$18,473	$11,969	$58,869	$46,234

Add (subtract):
Depreciation and amortization	8,644	7,505	30,682	26,714
Amortization of discount and deferred debt issuance costs	268	177	1,008	706
Increase (decrease) in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	(125)	2,540	175
Equity in excess cash flows over earnings of SLC Pipeline	(118)	165	407	552
Increase (decrease) in deferred revenue	(1,244)	820	2,035	(7,256)
SLC Pipeline acquisition costs*	—	—	—	2,500
Maintenance capital expenditures**	(1,769)	(1,333)	(4,487)	(3,595)
Distributable cash flow from discontinued operations (excludes gain on sale of Rio Grande)	—	1,358	—	6,183

Distributable cash flow	$24,254	$20,536	$91,054	$72,213

*
We expensed the $2.5 million finder’s fee associated with our joint venture agreement with Plains that closed in March 2009. These costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures; accordingly, we have added back these costs to arrive at distributable cash flow.

**
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	December 31,	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$403	$2,508
Working capital	$(7,758)	$4,404
Total assets	$643,273	$616,845
Long-term debt(5)	$491,648	$390,827
Total equity(6)	$109,372	$193,864

(5)	Includes $159 million and $206 million of credit agreement advances at December 31, 2010 and 2009, respectively.

(6)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004, the intermediate pipelines purchased from Holly in 2005 and the assets purchased from Holly in 2009 and March 2010 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $218 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners, L.P.
214/871-3555